                          Consolidated Capital Properties V

                                Summary of Appraisals

                                        (a)

                                Aspen Ridge Apartments
                                West Chicago, Illinois

Aspen Ridge Apartments                                           April 12, 1996
West Chicago, Illinois                                                   Page 1

                        SUMMARY OF SALIENT FACTS AND CONCLUSIONS

PROPERTY NAME:                    Aspen Ridge Apartments

LOCATION OF PROPERTY:             1440 South Neltnor Boulevard (Highway 59),
                                  West Chicago, DuPage County, Illinois

PURPOSE OF THE APPRAISAL:         To estimate the Market Value of the subject.

PROPERTY RIGHTS APPRAISED:        Fee Simple Estate

HIGHEST AND BEST USE:             As Vacant - To develop for multi-family use.

                                  As Improved - Considered to be that of the existing improvements.

SITE DATA AND ZONING:             The subject parcel is irregular in shape and
                                  contains approximately 12.028 acres of land zoned R-6 Multi-Family Development by the Village of West Chicago.

IMPROVEMENT DATA:                 The subject consists of 253 units totaling
                                  211,200 square feet of net rentable area.
                                  The structural improvements consist of 11 residential buildings and office and clubhouse buildings. Exterior finish consists of wood siding and brick veneer, pitched roofs, and concrete slab foundations.
                                  The improvements were completed in 1969.
                                  Additional amenities include a swimming
                                  pool, two tennis courts, asphalt parking areas, concrete walkways and landscaping.

TENANT DATA:                      The Aspen Ridge Apartments cater primarily
                                  to adults and families employed in the
                                  surrounding area. Leases are typically
                                  signed for 12-month terms. The subject is 94% occupied as of the date of inspection.

DATE OF VALUE ESTIMATE:           March 19, 1996

Aspen Ridge Apartments                                           April 12, 1996
West Chicago, Illinois                                                   Page 2

                SUMMARY OF SALIENT FACTS AND CONCLUSIONS (Continued)

SUMMARY OF STABILIZED PRO FORMA:



                                 Totals              Per Unit
                                 ------              --------

      Potential Gross Income    $2,050,277            $8,104
      Vacancy & Credit Loss       (102,514)             (405)
      Employee discounts           (16,800)              (66)
                                ----------
      Effective Gross Income    $1,930,963            $7,632
      Operating Expenses         1,022,631             4,042
                                ----------            ------
      Net Operating Income      $  908,332            $3,590



VALUE CONCLUSIONS

The Income Capitalization Approach:  $9,100,000

The Sales Comparison Approach:       $8,800,000

FINAL VALUE ESTIMATE:                $9,100,000

                                     (b)
                          Sutton Place Apartments
                           Corpus Christi, Texas

[Blake Logo]

Joseph J. Blake and Associates, Inc.
Real Estate Appraisers and Consultants
2121 San Jacinto Street, Suite #600
Dallas, TX 75201
Phone: (214) 988-7477
FAX: (214) 988-7495

June 5, 1996

Mr. Kenneth B. Dickey
First Union National Bank of North Carolina
One First Union Center, TW-8
Charlotte, North Carolina 28288-0600

Reference: Appraisal report of the Sutton Place Apartments, located at 8838
           Everhart Road, City of Corpus Christi, Nueces County, Texas, 78411

Dear Mr. Dickey:

In accordance with your request, we have inspected and appraised the Sutton Place Apartments referenced above. The subject is situated on a 9.731 (plus or minus) acre site that is zoned "A-1", Apartment House District and is located in the southeast quadrant of Everhart Road and Snowgoose Road in Corpus Christi, Texas. The 201-unit complex consists of 102 one-bedroom, 98 two-bedroom , and 1 three-bedroom apartment units situated in 24 walk-up, two-story, garden-style apartment buildings. The project's total net rentable area approximates 176,046 (plus or minus) square feet. The project also incorporates a leasing office, three laundry rooms, two swimming pools, a sand volleyball court, two tennis courts, 462 (plus or minus) open asphalt parking spaces, and landscaping.

The improvements were reportedly constructed in 1980 and are in average condition. According to the engineering report conducted by Inspection and Valuation International, the subject suffers from an estimated $87,124 of deferred maintenance. Items listed include re-stripping the parking lot, replacing deteriorated and settled sections of asphalt pavement, concrete pavement repair, replacement of concrete sidewalk sections, recaulking of building joints, repairing wood balcony railings, and painting steel stairs and railings. A complete listing of the subject's deferred maintenance can be found in the Addenda section of the attached appraisal report.

The purpose of this appraisal is to estimate the "as is" and "as cured" market values of the fee simple estate of the subject as of May 22, 1996. The property was last inspected on May 22, 1996 and our analysis has been based on information provided as of that date.

The ensuing appraisal report has been prepared in conformity with and is subject to the requirements of the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute, the Uniform Standards of Professional Appraisal Practice (USPAP), as promulgated by the Appraisal Foundation, and FIRREA. The appraisal is subject to the attached Basic Assumptions and Limiting Conditions, and definition of market value.

Corporate Headquarters: 1000 Woodbury Road, Suite 210, Woodbury, New York 11797 516-364-8080
Regional Offices: Boston, Chicago, Dallas, Los Angeles, Miami, New York City, San Francisco, Washington D.C., Woodbury.

Mr. Kenneth B. Dickey
June 5, 1996
Page 2

VALUATION ESTIMATE

Therefore, in view of the pertinent facts mentioned herein, and based upon the analysis of data which has been considered in connection with this appraisal report, it is the opinion of the undersigned that the "as cured" market value of the fee simple estate of the Sutton Place Apartments, as of May 22, 1996, is:

                                  $4,800,000
                 FOUR MILLION EIGHT HUNDRED THOUSAND DOLLARS

Additionally, we are of the opinion that the "as is" market value of the fee simple estate of the subject, as of May 22, 1996, is:

                                  $4,700,000

                 FOUR MILLION SEVEN HUNDRED THOUSAND DOLLARS

Lastly, based on the data contained in the Marketing section of the report, the appraisers are of the opinion that the aforementioned values could be obtained within a 12-month marketing period.

We invite your attention to the ensuing appraisal which documents our conclusions. If you have any questions or comments, please contact the undersigned.

Respectfully submitted,

JOSEPH J. BLAKE AND ASSOCIATES, INC.





-----------------------------------------------------------------------------
Arturo Singer, MAI
Vice President/Regional Manager
State Certified General Real Estate
Appraiser No. TX-1322588-G






-----------------------------------------------------------------------------
Ronald A. Davis, Jr.
Senior Associate
State Certified General Real Estate
Appraiser No. TX-1326758-G

EXECUTIVE SUMMARY                                                            1
-----------------------------------------------------------------------------

Valuation Date:                May 22, 1996

Property Name:                 Sutton Place Apartments

Address:                       8838 Everhart Road, Corpus Christi, Nueces
                               County, Texas 78411

Purpose of the Appraisal:      To estimate the "as is" and "as cured" market
                               values of the fee simple estate of the subject.

Site Data and Zoning:          The subject's site is irregular in shape and
                               consists of 423,884 (plus or minus) square feet
                               or 9.731 (plus or minus) acres of land. The site
                               is zoned "A-1", Apartment District. Based on our
                               review of the zoning regulations, the subject
                               appears to be a legal conforming use.

Improvement Data:              The improvements consist of a 201-unit apartment
                               complex, built in 1980, with a net rentable area
                               of 176,046 (plus or minus) square feet.
                               Additional improvements include an office, three
                               laundry rooms, two swimming pools, a sand
                               volleyball court, two tennis courts, 462 (plus
                               or minus) open asphalt parking spaces, and
                               landscaping. As of the date of inspection the
                               subject's improvements were in average
                               condition. According to the engineering report
                               conducted by Inspection and Valuation
                               International, the subject suffers from an
                               estimated $87,124 of deferred maintenance. Items
                               listed include re-stripping the parking lot,
                               replacing deteriorated and settled sections of
                               asphalt pavement, concrete pavement repair,
                               replacement of concrete sidewalk sections,
                               recaulking of building joints, repairing wood
                               balcony railings, and painting steel stairs and
                               railings.

Highest and Best Use:

  As Vacant --                 Develop with a multi-family apartment complex.

  As Improved--                Existing use as multi-family apartment complex,
                               subject to curing existing deferred maintenance.


                     Joseph J. Blake and Associates, Inc.
                    Real Estate Appraisers and Consultants

EXECUTIVE SUMMARY                                                            2
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MARKET VALUE ESTIMATES

ESTIMATE OF "AS CURED" MARKET VALUE BY APPROACH:

Cost Approach:                    $4,750,000
 Land:                            $  750,000

Income Capitalization Approach:   $4,800,000

 Rental Revenue:                  $1,226,520
 Vacancy and Collection @ 7%:        (85,856)
 Miscellaneous Revenue:               44,220
                                 ------------
 Effective Gross Revenue:         $1,184,884
 Operating Expenses:                (654,276)
 Reserves:                           (50,250)
                                 ------------
 Net Operating Income:            $  480,357

 Capitalization Rate:                   10.0%

Sales Comparison Approach:        $4,750,000

RECONCILED VALUE ESTIMATE:        $4,800,000

 Value Per Unit:                  $   23,881
 Value Per Square Foot:           $    27.23
 EGIM:                                  4.05x

ESTIMATE OF "AS IS" MARKET VALUE BY APPROACH:

Cost Approach:                    $4,650,000

Income Capitalization Approach:   $4,700,000

Sales Comparison Approach:        $4,650,000

RECONCILED VALUE ESTIMATE:        $4,700,000

 Value Per Unit:                  $   23,383
 Value Per Square Food:           $    26.70
 EGIM:                                  3.97x

Insurable Value:                  $4,475,000

                     Joseph J. Blake and Associates, Inc.
                    Real Estate Appraisers and Consultants